Exhibit 3.4

FIRST AMENDMENT TO AMENDED BYLAWS

ARTICLE XV
STATUTES NOT APPLICABLE

Section 47. Statutes Not Applicable.  The provisions of Section 378 to 3793, inclusive, of Chapter 78 of the Nevada Revised Statutes or any successor provisions thereto, shall not apply to the acquisition of a controlling interest in the corporation by IGT or its affiliates as contemplated by the terms of that certain Investment Agreement (including without limitation, the Warrant), as may be amended from time to time, by and between the corporation and IGT.